Exhibit 99.1

Transformational Business Leader James D. White Joins Medallia Board of Directors

SAN FRANCISCO, Calif. - Jun. 22, 2020 - Medallia, Inc. (NYSE: MDLA), the global leader in experience management today announced the appointment of James D. White, a seasoned business leader, to its board of directors.

“Over my 30-years as a CEO and operating executive, I have realized the importance of experience and loyalty as a growth engine for brands. I am excited to join Medallia’s board to support the company as they extend their leadership in helping brands reap the transformational benefits of experience management,” said James D. White.

Mr. White has a proven track record of leading some of the world’s most iconic brands through transformation and on to growth. As the former chairman, president and CEO of Jamba, Inc., he led a successful turnaround that made Jamba Juice a healthy lifestyle brand. Prior to Jamba, Inc., Mr. White was senior vice president and general manager of Safeway, Inc., and he has held executive management roles at Gillette, Nestlé-Purina PetCare and Coca-Cola.

“I am delighted to welcome James to the Medallia board of directors. His track record as a leading executive, CEO and board director in retail, restaurant and consumer packaged goods will be invaluable to the company,” said Leslie Stretch, chief executive officer of Medallia.

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About Medallia
Medallia (NYSE: MDLA) is the pioneer and market leader in Experience Management. Medallia’s award-winning SaaS platform, the Medallia Experience Cloud, leads the market in the understanding and management of experience for customers, employees and citizens. Medallia captures experience signals created on daily journeys in person, digital and IoT interactions and applies proprietary AI technology to reveal personalized and predictive insights that can drive action with tremendous business results. Using Medallia Experience Cloud, customers can reduce churn, turn detractors into promoters and buyers, and create in-the-moment cross-sell and up-sell opportunities, providing clear and potent returns on investment.
www.medallia.com

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